Exhibit 99.3

AMENDED AND RESTATED CHANGE OF CONTROL AND EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated as of _____________, 2006, between TASTY BAKING COMPANY, a Pennsylvania corporation (the “Company”), and DAVID S. MARBERGER (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive entered into a Change of Control Agreement dated as of January 19, 2004, under which the Company has agreed to provide severance and certain other benefits to the Executive in the event of his termination of employment following a change of control of the Company.

WHEREAS, Executive and the Company desire to amend and restate the Change of Control Agreement to add employment terms for the Executive and to conform the Change of Control Agreement to the non-qualified deferred compensation provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and of the mutual benefits herein provided, and intending to be legally bound hereby, the Company and Executive hereby amend and restate the Change of Control Agreement and add employment terms (as amended and restated herein, the “Agreement”) as follows:

Section 1.  Term of Employment. The Company hereby employs Executive as Executive Vice President and Chief Financial Officer of the Company, and Executive accepts such employment by the Company, on the terms and conditions herein contained and subject to termination only as hereinafter provided. The term of this Agreement shall commence on July 27, 2006 (the “Commencement Date”) and shall continue, unless terminated in accordance with the provisions of Section 5 hereof, through the first anniversary of the Commencement Date and shall be automatically renewed on the first anniversary of the Commencement Date and every anniversary thereafter for an additional one year period, unless either party gives notice of non-renewal to the other party in writing at least 90 days prior to July 27 of the applicable year. Upon termination of this Agreement, Employee shall be eligible only for the benefits set forth in Section 6 hereof and he shall be entitled to no other benefits. The period from the Commencement Date through the termination or expiration of the term of this Agreement (including all renewal terms) is referred to as the “Employment Period”.

Section 2.  Duties.

(a) During the Employment Period, Executive shall serve as Executive Vice President and Chief Financial Officer of the Company and shall have such other duties, responsibilities and authority and perform such other services for the Company as are consistent with Executive’s background, training and experience as may from time to time be assigned to Executive by the President of the Company.

(b) During the Employment Period, Executive shall use his best efforts to carry out his duties and responsibilities hereunder and devote his entire working time and effort to the business and affairs of the Company (except for permitted vacation, illness or disability) and shall not, in any advisory or other capacity, work for any other individual, firm or entity without first having obtained the written consent of the President. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude Executive from devoting reasonable periods of time to serve on the boards of directors of other organizations, including charitable and community organizations, provided that such activities do not interfere in any material fashion (as determined by the President in his sole discretion) with the regular and satisfactory performance of Executive’s duties under this Agreement, and, in the sole judgment of the President, do not compete with or present a conflict of interest with the interests of the Company.

Section 3. Compensation.

(a) During the Employment Period, the Company shall pay Executive a base salary at the annual rate of no less than $250,000, which amount may be increased from time to time by the Compensation Committee of the Board. Payment shall be made in accordance with the Company’s regular practice for employees who have either an Employment Agreement or a Change of Control Agreement with the Company (“Senior Executives”) as in effect from time to time.

(b) In addition to the Executive’s base salary, as increased from time to time, Executive shall be entitled to participate in the normal course of business in the Annual Incentive Plan and any Long Term Incentive Plan of the Company. Any award under the Annual Incentive Plan or any Long Term Incentive Plan is subject to the discretion of the Compensation Committee of the Board and to the approval of the Board.

Section 4.  Additional Perquisites.

(a) The Company will reimburse Executive for all reasonable expenses properly incurred by Executive in the performance of Executive’s duties hereunder in accordance with policies established from time to time by the Company for Senior Executives.

(b) During the term of this Agreement, the Company shall provide Executive with the exclusive personal and business use of an automobile (and bear all costs of fuel, maintenance, repairs and insurance thereon) of a make, quality and cost consistent with the Company’s policies. Executive acknowledges that the Company will report as W-2 income to Executive the value of the personal use of such vehicle.

(c) Executive shall be entitled to paid vacation (taken consecutively or in segments) in accordance with the vacation policy of the Company.

(d) During the term of this Agreement, the Company shall reimburse Executive for the dues and fees for membership at one (1) business or country club of his choosing, subject to the approval of the President. Executive acknowledges that the amount reimbursed by the Company will be reported as W-2 income to Executive.

(e) During the term of this Agreement, the Company shall reimburse Executive for up to $5,000 per annum for personal professional services. Executive acknowledges that any such reimbursements will be reported by the Company as W-2 income to the Executive.

Section 5. Termination of Employment.

(a)  This Agreement and the Employment Period shall cease and terminate upon the occurrence of any of the events specified below:

(i) On the date of the death of the Executive;

(ii) By the Company in the event Executive shall become and remain “totally disabled” as defined in Section 5(c) below;

(iii) By the Company for “cause” as defined in Section 5(b) below;

(iv) By the Company at any time without cause;

(v) By the Executive for “Good Reason” as defined in Section 5(d) below;

(vi) Upon the expiration of the then current term of this Agreement if either the Company or Executive gives timely notice of its or his election not to renew this Agreement;

(vii) By Executive at any time without Good Reason by resigning and giving Company 90 days prior written notice thereof;

(viii) Either by Executive at any time during the period beginning six (6) months after a “Change of Control” as defined in Section 5(e) below and ending 18 months after such Change of Control, by giving written notice to the Company 90 days prior to the effective date of such termination, or by the Company (other than for cause) at any time during the period ending on the last day of the eighteenth calendar month following the date of such Change of Control; and

(ix) By either the Company or the Executive, on the “normal retirement date” (as defined in the Company’s Pension Plan) of Executive, by giving 90 days notice prior to the effective date of such termination;

(b) For purposes of this Agreement, “cause” shall mean any of the following:

(i) Executive’s conviction in a court of law of any crime or offense which constitutes a felony, which conviction, in the good faith judgment of the Board, makes him unfit for continuing employment, prevents him from effective management of the Company, or materially and adversely affects the reputation or business activities of the Company;

(ii) Dishonesty or willful misconduct which materially and adversely affects the reputation or business activities of the Company and which, if capable of cure, continues after written notice thereof to Executive (provided that prior to termination for such reason, the Company shall give Executive written notice of the acts constituting grounds for such termination and in the event such acts are capable of being cured, the Company shall give Executive a period of 20 days within which to cease or correct such acts, such that there is no longer grounds for termination for cause, and if Executive fails to cease or correct such acts the Agreement shall be deemed terminated), or misappropriation of funds;

(iii) Substance abuse, including abuse of alcohol or use of illegal narcotics, or other drugs or substances, for which Executive fails to undertake and maintain treatment within 15 days after being requested so to do by the Company; or

(iv) Executive’s continuing material failure or refusal to perform his duties substantially in accordance with the terms of this Agreement, or to carry out in all material respects the lawful directives of the President (other than such failure resulting from Executive’s incapacity due to injury, physical or mental illness, disability or death); provided that prior to any termination of employment pursuant to this clause (iv), the Company shall give Executive written notice of the acts constituting grounds for such termination and in the event such acts are capable of being cured, the Company shall give Executive a period of 20 days within which to cease or correct such acts, such that there is no longer grounds for termination for cause, and if Executive fails to cease or correct such acts the Agreement shall be deemed terminated.

(c) For purposes of this Agreement, “totally disabled” shall mean a physical or mental incapacity or disability which renders the Executive unable, with reasonable accommodation, to perform the services required of him under this Agreement for a period of 180 days or more during any period of 12 consecutive months. Such disability shall be subject to the written determination of a qualified physician who shall be reasonably acceptable to the Company and the Executive (or his personal representative in the event that Executive does not have the legal capacity at such time to make such judgment). In the event that Executive qualifies as being “totally disabled” within the meaning of the Company’s Long Term Disability Plan, the Executive shall be entitled to receive long term disability payments under such plan notwithstanding any termination of his employment hereunder, during such period of disability, and Executive shall be entitled to the same benefits that any other employee of the Company would enjoy under the Long Term Disability Plan.

(d) For purposes of this Agreement, “Good Reason” shall mean (i) a material change in the authority, duties and responsibilities of the Executive so as to be inconsistent with those of president and chief executive officer of the Company, (ii) the relocation of the Executive’s place of employment to a place (other than the Company’s Oxford plant) outside a radius of 30 miles from the Company’s Hunting Park Avenue plant in Philadelphia, (iii) the failure of the Company to obtain an agreement, satisfactory to the Executive, from any successor or assign of the Company to assume and agree to perform this Agreement, (iv) the Company’s continued failure to perform its duties hereunder in any material respect, which failure has not been cured within 20 days after written notice of such failure (with specific reference to this Section of the Agreement) has been given by Executive to the Company, or (v) a material reduction in indemnification provided by the Company to the Executive, except in the event that such a reduction in indemnification is applicable to all directors and officers of the Company on a uniform basis.

(e) For purposes of this Agreement, a “Change of Control” of the Company shall be deemed to occur (i) upon any Change of Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A or Item 5.01 of Form 8-K (or any successor provisions thereto) promulgated under the Securities Exchange Act of 1934, as amended and the regulations thereunder (“Exchange Act”); (ii) upon the acquisition by any person or group of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of twenty-five percent (25%) or more of the combined voting power of the Company’s outstanding securities then entitled to vote generally in the election of directors, excluding however acquisitions by the Company or any of its subsidiaries, or any employee benefit plan sponsored or maintained by the Company, or by a corporation pursuant to a reorganization, merger, consolidation, division or issuance of securities of the Company if the conditions described in clauses (v) (A) and (B) below are satisfied; (iii) if individuals who constitute the Board as of the date of this Agreement (“Incumbent Board”), cease for any reason to constitute at least a majority of the Board during any twenty-four (24) month period; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; (iv) the consummation of a sale of all or substantially all of the assets of the Company or the complete liquidation or dissolution of the Company; or (v) upon a reorganization, merger, consolidation, division, or issuance of securities of the Company, in each case unless following such transaction (A) not less than sixty percent (60%) of the outstanding equity securities of the corporation resulting from or surviving such transaction and of the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned by the holders of the Company’s common stock immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction, and (B) at least a majority of the members of the board of directors of the resulting or surviving corporation were members of the Incumbent Board.

Section 6. Effect of Termination.

(a) Upon termination of this Agreement as a result of the death of Executive (as provided in Section 5(a)(i) above), the Company shall pay Executive’s base salary through the end of the month in which his death occurs, such payments being made to the Executive’s estate. In addition, the Company shall pay to Executive’s estate (i) any bonus to which Executive is entitled under Section 3(b) hereof for the fiscal year ending on or immediately prior to the date of Executive’s death, (ii) any bonus to which Executive is entitled under Section 3(b) hereof for the fiscal year in which his death occurs, which bonus shall be commensurate with bonuses paid to other Senior Executives for such year relative to bonuses previously paid to such Executive, prorated for the period during such year that Executive actually worked, (iii) any unpaid accrued benefits through the date of his death due to Executive under this Agreement or any employee benefit plan in which the Executive was a participant, (iv) reimbursement for any expenses to which Executive is entitled through the date of his death under the terms of this Agreement, and (v) any indemnification obligations to which Executive may become entitled from the Company whether by contract or pursuant to the Company’s charter or Bylaws.

(b) Upon termination of this Agreement by reason of the Executive’s becoming totally disabled (as provided in Section 5(a)(ii) above), Executive shall be entitled to the benefits, and the Company shall be obligated to provide benefits to Executive, equivalent to those due upon termination of this Agreement as a result of death of the Executive (as provided in Section 6(a) above), plus all benefits accruing under any long term disability insurance plan maintained by the Company. The bonus under clause (i) of Section 6(a) shall be calculated for the fiscal year prior to the year in which this Agreement is terminated under Section 5(a)(ii) above; the bonus under clause (ii) of Section 6(a) shall be calculated for the fiscal year in which such termination occurs. All other benefits and expenses shall be determined as of the date such termination occurs.

(c) Upon termination of this Agreement: by the Company for cause (as provided in Section 5(a)(iii) above); by the Executive without Good Reason (as provided in Section 5(a)(vii) above); by the Executive as a result of his non-renewal of this Agreement (as provided in Section 5(a)(vi) above); or by either the Company or Executive effective upon the normal retirement date of Executive (as provided in Section 5(a)(ix) above), then Executive shall have no further right, title or interest to any payments required to be made in accordance with this Agreement, and the Company shall have no further obligation to Executive hereunder, except for (i) the unpaid portion, if any, of base salary computed on a pro rata basis through the effective date of such termination, (ii) any bonus to which Executive is entitled under Section 3(b) hereof for the fiscal year ending on or immediately prior to the effective date of such termination, (iii) any unpaid accrued benefits due to Executive through the date of such termination under this Agreement or any employee benefit plan in which Executive was a participant, (iv) reimbursement for any expenses to which Executive is entitled through the date of such termination under the terms of this Agreement, and (v) any indemnification obligations to which Executive may become entitled from the Company whether by contract or pursuant to the Company’s charter or Bylaws.

(d) Upon termination of this Agreement: by the Company without cause (as provided in Section 5(a)(iv) above); by the Company as a result of its non-renewal of this Agreement (as provided in Section 5(a)(vi) above); or by the Executive for “Good Reason” (as provided in Section 5(a)(v) above) then the Executive shall be entitled to receive, in lieu of all other damages and benefits to which Executive may otherwise be entitled as a direct or indirect result of such termination, (i) a lump sum payment equal to one times his annual base salary then in effect, (ii) a lump sum payment equal to the greater of (x) the Executive’s target bonus under Tasty Baking Company’s Annual Incentive Plan for the fiscal year in which the termination occurred or (y) the average of the annual bonuses paid or payable to the Executive during the two full fiscal years immediately prior to the termination, (iii) medical and life insurance benefits equivalent to those provided to Executive prior to termination (provided Executive satisfies the insurability criteria and complies with the conditions of such plans) for a period of 12 months (iv) reimbursement for any expenses to which Executive is entitled under the terms of this Agreement through the date of such termination, (v) any unpaid accrued benefits due to Executive under this Agreement or any employee benefit plan in which Executive was a participant, through the date of such termination, and (vi) any indemnification obligations to which Executive may become entitled from the Company whether by contract or pursuant to the Company’s charter or Bylaws. The payments made pursuant to this Section 6(d) are expressly conditioned upon Executive’s first signing a valid general release and waiver in a form reasonably acceptable to each of Executive and the Company, pursuant to which Executive shall release and waive all claims that he may have against the Company, its affiliates, officers, directors, employees and agents, arising during or related in any way to the Executive’s employment with the Company, except for the Company’s continuing obligations hereunder. Except as provided by Section 11, below, payments by the Company hereunder shall commence within 30 days after delivery of such executed release provided Executive has not revoked acceptance of the release.

(e) Upon termination of this Agreement: by the Company (other than for cause) within 18 months after a Change of Control; by the Company prior to a Change of Control and the Executive reasonably demonstrates that his termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control and who effectuates a Change of Control (a “Third Party”) or termination otherwise occurred in connection with, or in anticipation of, a Change of Control which actually occurs; by the Executive for Good Reason and the Executive reasonably demonstrates that such action constituting Good Reason was taken at the request of a Third Party or otherwise occurred in connection with, or in anticipation of, a Change of Control; or by the Executive upon a Change of Control pursuant to the terms of Section 5(a)(viii) above, then the Executive shall be entitled to receive, in lieu of all other damages and benefits to which Executive may otherwise be entitled as a direct or indirect result of such termination, (i) a lump sum payment equal to two times his annual base salary then in effect, (ii) a lump sum payment equal to two times the greater of (x) the Executive’s target bonus under Tasty Baking Company’s Annual Incentive Plan for the fiscal year in which the Change of Control occurred, or (y) the average of the annual bonuses paid or payable to the Executive during the two full fiscal years immediately prior to the Change of Control, (iii) medical and life insurance benefits for a period of 24 months after the date of termination equivalent to those provided to Executive prior to the Change of Control (provided Executive satisfies the insurability criteria and complies with the conditions of such plans), (iv) any unpaid accrued benefits due to Executive under this Agreement or any employee benefit plan in which Executive was a participant, through the date of such termination, (v) reimbursement for any expenses to which Executive is entitled under the terms of this Agreement through the date of such termination, and (vi) any indemnification obligations to which Executive may become entitled from the Company whether by contract or pursuant to the Company’s charter or Bylaws. To the extent that the Company deems it undesirable to cover Executive under the Company’s group medical or life insurance plans, then the Company shall provide Executive with the same level of coverage under individual policies or pay cash to Executive equal to the cost to the Company for such benefits to Executive immediately prior to termination of his employment. The payments made pursuant to this Section 6(e) are expressly conditioned upon Executive’s first signing a valid general release and waiver in a form reasonably acceptable to each of Executive and the Company, pursuant to which Executive shall release and waive all claims that he may have against the Company, its affiliates, officers, directors, employees and agents, arising during or related in any way to the Executive’s employment with the Company, except for the Company’s continuing obligations hereunder. Except as provided by Section 11, below, payments by the Company hereunder shall commence within 30 days after delivery of such executed release provided Executive has not revoked acceptance of the release.

Executive and the Company expressly agree that in no event shall the aggregate amount of change of control benefits payable to Executive hereunder plus the amount of change of control benefits payable to all other Senior Executives of the Company exceed three percent (3%) of the total transaction value for such change of control, as such value and percentages are then determined by a nationally-recognized executive compensation consulting firm or investment banking firm at the time of such change of control. The Company shall have the Accountants (as defined below) determine promptly after a Change of Control the aggregate amount of change of control benefits payable by the Company to Executive and all other Senior Executives of the Company, and the amount, if any, by which the cap set forth in the preceding sentence is exceeded. Such excess shall be allocated among Executive and all other Senior Executives of the Company receiving change of control benefits in the same proportion as the total amount of their individual change of control benefits relates to the aggregate amount of change of control benefits for all such persons as a group.

In the event that the benefits provided for in this subsection (e) or otherwise payable to the Executive constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive shall receive (i) a one-time payment from the Company sufficient to pay such excise tax (the “Excise Tax Gross-Up”), and (ii) an additional one-time payment from the Company sufficient to pay the additional excise tax and federal and state income taxes arising from the Excise Tax Gross-Up made by the Company to the Executive pursuant to this subsection (e) (the “Additional Gross-Up”); provided, however, that the Company shall only pay the Excise Tax Gross-Up and Additional Gross-Up if the cumulative after-tax value of such payments to the Executive equals or exceeds $25,000. In the event that the cumulative after-tax value of such payments to the Executive is less than $25,000, then the Executive’s benefits hereunder shall be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and the Executive otherwise agree in writing, the determination of the Executive’s excise tax liability and the amount required to be paid under this Section 6(e) shall be made in writing in good faith by a nationally or regionally recognized independent accounting firm chosen by the Company and consented to by the Executive (which consent shall not be unreasonably withheld) (the “Accountants”). In the event that the Excise Tax incurred by the Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the Company and the Executive agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Accountants reasonably determine is appropriate. For purposes of making the calculations required by this Section 6(e), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations concerning the application of the Code for which there is a “substantial authority” tax reporting position. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6(e). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6(e).

(f) Executive shall have no mitigation obligation with respect to the benefits payable to Executive under this Section 6. Notwithstanding any termination of this Agreement, Executive shall remain obligated under the provisions of Sections 9, 10 and 13(c) of this Agreement.

(g) In the event of a Change of Control and regardless of whether Executive’s employment is terminated in connection with such Change of Control, one hundred percent (100%) of any outstanding incentive awards (including restricted stock and performance shares or units, stock options or stock appreciation rights) shall vest or become exercisable immediately and any restrictions thereon shall lapse; provided, however, nothing in this paragraph shall prevent the Company from exercising any rights it may have pursuant to any employee benefit plan (or grant agreement executed thereunder) in the event the Executive is terminated for Cause.

(h) Except as otherwise expressly provided herein, this Agreement and all of the liabilities and obligations of the parties hereunder shall cease and terminate effective upon the termination of the Employment Period.

Section 7.  Assignment. This Agreement shall not be assignable by the Company except to a successor to the Company or its business by way of merger, acquisition, purchase of all or substantially all of its assets or otherwise and the Company shall require of any such successor that this Agreement be binding upon and inure to the benefit of any such parent, subsidiary or successor. This Agreement shall not be assignable by Executive but it shall be binding upon and inure to the benefit of Executive’s heirs, executors, administrators and legal representatives.

Section 8.  Notices. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been given if delivered by hand or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid, and addressed as follows:

(a)	If to the Company, to:	Tasty Baking Company
2801 Hunting Park Avenue
Philadelphia, PA 19129
Attention: Secretary

(b)	If to the Executive, to:	David S. Marberger
[Address]

Addresses may be changed by notice in writing signed by the addressee.

Section 9.  Confidential Information; Non-Solicitation.

(a) Executive agrees to hold in a fiduciary capacity for the benefit of the Company all of the Company’s business secrets and confidential information, knowledge and data relating to the Company or any of its affiliated companies and their respective businesses, which shall have been obtained by the Executive during his employment by the Company or any of its affiliated companies, including without limitation, information relating to such matters as finances, operations, processes, product recipes, new products in development, sales methods, equipment, techniques, plans, formulae, products, methods and know-how, customer requirements and names of suppliers. Executive’s obligations under this Section 9(a) shall not be deemed violated in the event that (i) Executive discloses any such information pursuant to order of a court of competent jurisdiction, provided Executive has notified the Company of such potential legal order and provided the Company with the opportunity to challenge or limit the scope of the disclosure, or (ii) such information becomes generally available from a source other than the Company, any of its affiliates, or any of their employees when such source is legally entitled, to the best of Executive’s knowledge, to make such information available, except that notwithstanding anything herein which may be construed to the contrary, in no event shall Executive be permitted to use or disclose any of the Company’s product recipes.

(b) Executive agrees, as a condition to the Company’s agreeing to employ him pursuant to the terms of this Agreement and to the performance by the Company of its obligations hereunder, including but not limited to payments to Executive after termination of this Agreement, during the term of this Agreement and any renewals or extensions hereof, and for a period of one (1) year thereafter, Executive shall not, without the prior written approval of the Board, directly or indirectly through any other person, firm or entity, whether individually or in conjunction with any other person, or as an employee, agent, consultant, representative, partner or holder of any interest in any other person, firm, entity or other association:

(i) Solicit, entice or induce any Customer (as defined below) to become a client, customer, OEM, distributor or reseller of any other person, firm or entity with respect to products and services the same or similar to those then sold or under development by the Company or to cease doing business with the Company, and Executive shall not approach any such person, firm or entity for such purpose or authorize or knowingly approve the taking of any such actions by any other person; provided however, this paragraph (i) shall be effective after termination of this Agreement only as a result of termination by the Company without cause (as provided in Section 5(a)(iv) above), by the Company as a result of its non-renewal of this Agreement (as provided in Section 5(a)(vi) above), by the Executive for “Good Reason” (as provided in Section 5(a)(v) above), or by the Executive upon a Change of Control (as provided in Section 5(a)(viii) above, and only for as long as the Company is obligated to make the payments to Executive provided in Section 6(d)(i) and (ii) or Section 6(e)(i) and (ii) above, whichever is applicable; or

(ii) Solicit, entice or induce, directly or indirectly, any person who presently is or at any time during the term hereof, including any renewals or extensions hereof, was an employee, contractor or business associate of the Company to become employed or engaged by any other person, firm or entity or to cease their employment or other business relationship with the Company, and Executive shall not approach any such employee, contractor or business associate for such purpose.

(iii) Render services to, consult for, become employed by, own or have a financial or other interest in any person or entity that manufactures and/or provides products or services competing with the products or services then sold, licensed or under development by the Company.

For purposes of this Section 9(b), a “Customer” means (x) any person or entity which at the time of determination is, or shall have been within two years prior to such time, a client, customer, OEM, distributor or reseller of the Company, or (y) any person or entity to whom a detailed written proposal has been made within twelve (12) months immediately preceding the time of determination.

(c) Executive agrees that in the event of breach of any of his obligations under this Section 9, the Company would suffer irreparable harm for which there is no adequate remedy at law, and that such harm may be impossible to measure in monetary damages. Accordingly, in addition to any other remedies which the Company may have at law or in equity, the Company shall have the right to have all obligations, undertakings, agreements and other provisions of this Agreement specifically performed by Executive, and the Company shall be entitled to an injunction restraining Executive from violating the provisions hereof and shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance, and to prevent a breach or contemplated breach, of this Agreement. In such event, the Company shall be entitled to an accounting and repayment of all profits, compensation, remunerations or benefits which Executive, directly or indirectly, has realized or may realize as a result of, growing out of, or in conjunction with, any violation of this Agreement. Such remedies shall be in addition to and not in limitation of any relief or other rights or remedies to which the Company is or may be entitled at law or in equity or under this Agreement.

(d) If any part of this Section or the application thereof is construed to be invalid or unenforceable, then the other parts of this Section or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable provisions. If any provision in this Section is held to be unenforceable because of the area covered, the duration, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or scope thereof, and the provision shall then be enforceable in its modified form.

(e) Executive acknowledges that he will be able to earn a livelihood without violating the provisions of Section 9 of this Agreement. Executive further acknowledges that his rights have been limited by this Agreement only to the extent reasonably necessary to protect the legitimate interests of the Company and as consideration for the Company’s entering into this Agreement.

Section 10.  Mandatory Mediation/Arbitration. The procedures set forth in this Section 10 shall constitute the sole and exclusive procedures for the resolution of (i) any dispute under this Agreement or (ii) any other dispute between the parties, except for any dispute related to an alleged violation of Section 9 hereof or any claims by the Company for injunctive relief. The parties shall first attempt to resolve any dispute through mediation conducted in Philadelphia, Pennsylvania. The party seeking relief shall notify the other party in writing of the basis of the claim and the relief sought, and the parties shall meet to agree upon a neutral mediator. If the parties do not promptly agree on a neutral mediator, then any of the parties may notify J.A.M.S./Endispute, 345 Park Avenue, New York, New York, to initiate selection of a mediator from the J.A.M.S./Endispute Panel of Neutrals. The Company shall pay the fees and expenses of the mediator. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and the aggrieved party(ies) may then seek relief through arbitration, which shall be binding, before a single arbitrator pursuant to the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (the “Association”). The place of arbitration shall be Philadelphia, Pennsylvania. Arbitration may be commenced at any time (after the mediator issues the written statement provided in the fourth sentence of this Section 10) by any party seeking arbitration by written notice to the other party(ies) by first class mail, postage prepaid. The arbitrator shall be selected by the joint agreement of the parties, but if the parties do not so agree within (30) business days after the date of the notice referred to above, the selection shall be made pursuant to the Rules from the panels of arbitrators maintained by the Association, and such arbitrator shall be neutral, impartial, independent of the parties and others having any known interest in the outcome, shall abide by the ABA and AAA Code of Ethics for neutral arbitrators and shall have no ex parte communications about the dispute with either party. The arbitrator shall render a written decision within 60 days of completion of the arbitration. Any award rendered by the arbitrator shall be final, conclusive and binding upon the parties hereto and there shall be no right of appeal therefrom. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The costs and expenses of arbitration, including fees and expenses of the arbitrator, shall be paid by the Company. The arbitrator shall not be permitted to award punitive or similar type damages under any circumstances. With respect to an alleged violation of Section 9 hereof or any claim by the Company for injunctive relief, the Company, without prejudice to or compliance with the procedures set forth in this Section 10, is expressly permitted to institute legal proceedings to obtain a temporary restraining order, a preliminary and permanent injunction or other equitable relief.

Section 11. Section 409A Restrictions.

(a) If and only to the extent necessary to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance promulgated thereunder by the Internal Revenue Service (hereafter referred to as “Section 409A”), the payments, compensation and benefits provided to the Executive by this Agreement shall be subject to the restrictions of Section 409A.

(b) In the event of the termination of the Agreement by reason of the Executive being totally disabled, as provided in Section 5(c) above, Executive shall be entitled to the benefits under Section 6(b) above at such time and in such amounts as provided by Section 6(b). However, if any stock of the Company is publicly-traded on an established securities market or otherwise as of the date of Executive’s termination of employment:

(i) any bonus amounts shall be paid to the Executive in accordance with Section 6(b), but not later than 2-1/2 months after the end of the calendar year in which the Executive becomes totally disabled.

(ii) reimbursement for expenses which would be excludable from the Executive’s income or which would be deductible business expenses under Section 162 of the Code (without regard to adjusted gross income limitations) and payment of indemnification obligations which would be excludable from the Executive’s income shall be promptly made to the Executive in accordance with Section 6(b), but not later than the end of the second calendar year following the date of the Executive’s termination due to becoming totally disabled, or such later date as may be permitted by Section 409A.

(iii) reimbursement for any expenses which would otherwise be includable in the Executive’s income and payment of any indemnification obligations which would be includable in the Executive’s income shall be made in accordance with Section 6(b) above, but not earlier than the date that is six months after the Executive’s termination of employment due to becoming totally disabled.

(c) In the event of the termination of the Agreement by the Company for cause, by the Executive without Good Reason, by the Executive as a result of non-renewal of the Agreement, or by the Company or the Executive upon the normal retirement date of Executive as set forth in Section 6(c) above, Executive shall be entitled to the benefits under Section 6(c) at such time and in such amounts as provided by Section 6(c). However, if any stock of the Company is publicly-traded on an established securities market or otherwise as of the date of Executive’s termination of employment:

(i) any bonus amount shall be payable to Executive in accordance with Section 6(c), but not later than 2-1/2 months after the end of the calendar year in which Executive terminates employment for any of the reasons described in Section 6(c).

(ii) reimbursement for expenses which would be excludable from the Executive’s income or which would be deductible business expenses under Section 162 of the Code (without regard to adjusted gross income limitations) shall be promptly made to the Executive in accordance with Section 6(c), but not later than the end of the second calendar year following the date of the Executive’s termination of employment for any of the reasons described in Section 6(c), or such later date as may be permitted by Section 409A.

(iii) reimbursement for any expenses which would otherwise be includable in the Executive’s income and payment of any indemnification obligations which would be includable in the Executive’s income shall be made in accordance with Section 6(c), but not earlier than the date that is six months after the Executive’s termination of employment for any of the reasons described in Section 6(c).
(d) In the event of the termination of the Agreement by the Company without cause or as a result of its non-renewal of the Agreement, or by the Executive for “Good Reason” as set forth in Section 6(d) above, Executive shall be entitled to the payments, compensation and benefits under Section 6(d) at such time and in such amounts as provided by Section 6(d). However, if any stock of the Company is publicly-traded on an established securities market or otherwise as of the date of Executive’s termination of employment:

(i) payments of annual base salary and bonus amounts shall commence not earlier than six months following the Executive’s termination of employment. If the Executive would have otherwise received any salary and/or bonus payments during the first six months after termination of employment but for this paragraph (d), such payments shall be made in a single sum to the Executive on the first business day following the date that the six months after his termination of employment. In addition, the Company shall pay the Executive interest on such payments that are delayed because of this paragraph at the Moody’s Aa rate for corporate bonds as of the last business day preceding the beginning of the calendar year in which such payments would have been otherwise paid to the Executive pursuant to Section 6(d) above.

(ii) reimbursement for expenses which would be excludable from the Executive’s income or which would be deductible business expenses under Section 162 of the Code (without regard to adjusted gross income limitations) and payment of indemnification obligations which would be excludable from Executive’s income shall be promptly made to the Executive in accordance with Section 6(d), but not later than the end of the second calendar year following the date of the Executive’s termination of employment, or such later date as may be permitted by Section 409A.

(iii) reimbursement for any expenses which would otherwise be includable in the Executive’s income and payment of any indemnification obligations which would be includable in the Executive’s income shall be made in accordance with Section 6(d), but not earlier than the date that is six months after the Executive’s termination of employment.

(e) In the event of termination of Executive’s employment other than for “cause”, as defined in Section 5(b), above, following, prior to or in anticipation of a Change of Control, as set forth in Section 6(e) above, Executive shall be entitled to the payments, compensation and benefits described in Section 6(e). However, if any stock of the Company (or its successor) is publicly-traded on an established securities market or otherwise as of the date of Executive’s termination of employment:

(i) payments of annual base salary, cash bonus amounts and, if applicable, Excise Tax Gross-Up and Additional Tax Gross-Up, shall commence not earlier than the date that is six months following the Executive’s termination of employment. If the Executive would have otherwise received any salary, bonus payments, Excise Tax Gross-Up or Additional Tax Gross-Up during the first six months after termination of employment but for this subparagraph (i), such payments shall be made in a single sum to the Executive on the first business day following the date that is six months after his termination of employment. In addition, the Company shall pay the Executive interest on payments that are delayed because of this subparagraph (i) at the Moody’s Aa rate for corporate bonds as of the last business day preceding the beginning of the calendar year in which such payments would have otherwise been paid to the Executive pursuant to Section 6(b).

(ii) if the Company determines to provide life insurance coverage to the Executive in accordance with Section 6(e) above (provided Executive satisfies the insurability criteria and complies with the conditions of the plan), the Executive must timely pay to the Company all premiums that are due prior to six months following Executive’s termination of employment. The Company will pay all premiums that are due for such life insurance coverage in accordance with Section 6(e) starting six months after the Executive’s termination of employment and shall reimburse the Executive for the premiums that the Executive has paid on the first business day following the date that is six months after the Executive’s termination of employment. If, pursuant to Section 6(e), the Company decides to pay cash to the Executive equal to the cost of providing group or individual life insurance coverage to the Executive in lieu of providing life insurance coverage, the Company shall pay such cash to the Executive on the first business day following the date that is six months after the Executive’s termination of employment. If the Company decides to pay cash to the Executive in lieu of life insurance coverage, the Company shall give written notice to the Executive of such decision at least 15 days prior to the lapse of Company-provided life insurance coverage for the Executive.

(iii) reimbursement for any expenses which would be excludable in the Executive’s income (or which would be deductible business expenses under Section 162 of the Code (without regard to adjusted gross income limitations) and payment of indemnification obligations which would be excludable in Executive’s income shall be promptly made to the Executive in accordance with Section 6(e), but not later than the end of the second calendar year following the date of the Executive’s termination of employment, or such later date as may be permitted by Section 409A.

(iv) reimbursement for any expenses and which would otherwise be includable in the Executive’s income and payment of any indemnification obligations which would be includable in the Executive’s income shall be made in accordance with Section 6(e), but not earlier than the date that is six months after the Executive’s termination of employment.

Section 12. Legal Fees.

The Company shall reimburse the Executive for all reasonable legal fees and expenses incurred in good faith by the Executive as a result of any dispute with any party (including, but not limited to, the Company and/or any affiliate of the Company) regarding the payment of any benefit provided for in this Agreement pursuant to Section 6(e) (including, but not limited to, all such fees and expenses incurred in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872 (f)(2)(A) of the Code. Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied by such evidence of fees and expenses incurred as the Company reasonably may require.

Section 13.  Miscellaneous.

(a) This Agreement is the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof, and no change, alteration or modification hereof may be made except in writing signed by both parties hereto.

(b) The headings in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement nor limit or otherwise affect the meaning hereof.

(c) This Agreement shall in all respects be governed by and construed and enforced in accordance with the substantive laws of the Commonwealth of Pennsylvania.

(d) If any section, paragraph, term or provision of this Agreement, or the application thereof, is determined by a competent court or tribunal to be invalid or unenforceable, then the other parts of such section, paragraph, term or provision shall not be affected thereby and shall be given full force and effect without regard to the invalid or unenforceable portions; and the parties specifically authorize and agree that the court or tribunal shall modify the section, paragraph, term or provision hereof which is so determined to be invalid or unenforceable, and the parties specifically authorize and agree to such modification.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

ATTEST:	TASTY BAKING COMPANY

_____________________________________	By:_____________________________________
Secretary	Charles P. Pizzi
President and Chief Executive Officer
(SEAL)

_____________________________________	_____________________________
Witness	David S. Marberger